FROM: Newtek Business Services

1440 Broadway, 17th Floor New York, NY 10132

HYPERLINK

"http://www.newtekbusinessservices.com"http://www.newtekbusinessservices.com

Rubenstein Public Relations Telephone: (212) 843-8073

Contact: Adam Mazur / HYPERLINK

"mailto:amazur@rubensteinpr.com"amazur@rubensteinpr.com

FOR IMMEDIATE RELEASE

Newtek Business Services, Inc., The Small Business Authority, Closes on Capital One Bank Warehouse Line

NEW YORK, December 17, 2010 Newtek Business Services, Inc. (Nasdaq:NEWT), The Small Business Authority, announced that it has entered into a new credit facility provided by Capital One, N.A. The Company previously announced that it has entered into an agreement with Capital One, N.A. reflecting a summary of proposed terms of a warehouse line of credit to be used to fund additional Small Business Administration ("SBA") 7(a) loans. The credit facility will be used to fund those portions of SBA loans made that are guaranteed by the SBA, with funds received on the sale by the Company of those portions reducing the credit facility. This facility is in addition to the current term loan that Capital One, N.A. has provided to Newtek. The Company plans to begin immediately to draw on this credit facility to expand its SBA loan originations.

Newtek's subsidiary, Newtek Small Business Finance, Inc., is active in making SBA 7(a) loans, one of the very few non-bank lenders currently making small business loans. This credit facility, often referred to as a "wet-funding" credit line, initially at $6 million but expandable up to $12 million, enables the Company to take better advantage of the pent-up demand for loans by credit-worthy small businesses nationwide.

Barry Sloane, Chairman, President and Chief Executive Officer of Newtek, remarked that, "This revolving loan dramatically improves the Company's ability to make more loans to more borrowers and will enable us to grow and scale this business both to maximize its profit potential and to provide needed relief to credit-starved small businesses. In 2011, the combination of the new Capital One financing, and other plans which we have under way and have disclosed in connection with our investor guidance, could enable us to originate approximately $100 million of loans, up from the $65 - $70 million projected for 2010. We believe this facility will enable us to take greater advantage of our state-of-the-art lending platform for government guaranteed SBA Loans and allow us to continue to be one of the nation's largest non-bank small business, government guaranteed lenders and help us to continue to position ourselves as The Small Business Authority."

About Newtek Business Services, Inc.

Newtek Business Services, Inc., HYPERLINK "http://www.newtekbusinessservices.com/" The Small Business Authority, is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the NewtekTM brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today's marketplace. Newtek provides one or more of its services to over 100,000 business accounts and has positioned the Newtek brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 29.6 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek’s business service lines include:

HYPERLINK "http://www.newtekbusinessservices.com/" Electronic Payment Processing: eCommerce, electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

HYPERLINK "http://www.newtekbusinessservices.com/" Web Hosting: Full-service web host which offers eCommerce solutions, shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

HYPERLINK "http://www.newtekbusinessservices.com/" eCommerce: a suite of services that enable small businesses to get up and running on-line quickly and cost effectively, with integrated web design, payment processing and shopping cart services.

HYPERLINK "http://www.newtekbusinessservices.com/" Business Lending: Broad array of lending products including SBA 7(a) and SBA 504 loans.

HYPERLINK "http://www.newtekbusinessservices.com/" Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

HYPERLINK "http://www.newtekbusinessservices.com/" Web Services: Customized web design and development services.

HYPERLINK "http://www.newtekbusinessservices.com/" Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

HYPERLINK "http://www.newtekbusinessservices.com/" Accounts Receivable Financing: Receivable purchasing and financing services.

HYPERLINK "http://www.newtekbusinessservices.com/" Payroll: Complete payroll management and processing services.

For more information, please visit HYPERLINK

"http://www.newtekbusinessservices.com"www.newtekbusinessservices.com.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management's current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through

HYPERLINK

"http://my.ccbn.com/ /exchweb/bin/redir.asp%3fURL=http:/www.sec.gov" \t "_blank" \o "http://www.sec.gov"http://www.sec.gov.

Exhibit 99.1